Exhibit 99.1 Press Release



Nova International Films Inc. (NOVA") today announced the closing of the acquisition of a 100% interest in Solar Touch Limited ("Solar Touch").

Solar Touch is a British Virgin Islands Company which in turn owns a 49% equity interest in Baoding Pascali Broadcasting Cable TV Integrated Information Networking Company Limited (the "Joint Venture"), a sino-foreign joint venture company operating a cable TV network in the municipality of Baoding, near Beijing in the People's Republic of China. With over 190,000 subscribers in a market with a population of over 10 million, the Joint Venture is at present the only sino-foreign joint venture approved by the State Administration of Radio, Film and Television to be licensed as a cable TV operator in China. The Joint Venture commenced broadcasting in 1999 and is projecting an operating profit of approximately US$1.6 million for 2003.

The former directors of Nova have a right to rescind the acquisition of Solar Touch if the 2002 audited financial statements of Solar Touch have not been delivered by April 30, 2003.

Forward-Looking Statements
--------------------------

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Solar Touch or the Joint Venture's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. These risks include the timing of the Joint Venture's expansion into broadband, the ability to increase the number of subscribers to the cable services and the economy in the People's Republic of China and the Baoding area.